Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.

34 Broad Street • Charleston, S.C. 29401

843-529-5933 • FAX: 843-529-5883

NEWS	NEWS	NEWS	NEWS	NEWS

Contact:	Dorothy B. Wright
Vice President-Investor Relations
and Corporate Secretary
(843) 529-5931 or (843) 729-7005 dwright@firstfinancialholdings.com

FIRST FINANCIAL HOLDINGS, INC.

ANNOUNCES COMMENCEMENT OF $50 MILLION PUBLIC OFFERING OF COMMON

STOCK

Charleston, South Carolina (September 21, 2009) – First Financial Holdings, Inc. (“First Financial” or the “Company”) (NASDAQ GSM: FFCH), the holding company for First Federal Savings and Loan Association of Charleston (“First Federal”), announced today that it has commenced an underwritten public offering of $50 million of its common stock. The net proceeds from the offering will be used for general corporate purposes which may include providing capital to support the growth of our subsidiaries and other strategic business opportunities, including FDIC-assisted transactions. The capital will also position the Company for the potential future redemption of some or all of the preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.

Sandler O’Neill + Partners, L.P. is serving as sole book-running manager of the offering, and Keefe Bruyette & Woods, Scott & Stringfellow, LLC and FIG Partners are serving as co-managers. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

Any shares issued will be issued pursuant to a prospectus supplement filed as part of the Company’s effective shelf registration statement filed with the Securities and Exchange Commission on Form S-3 (File No. 333-154722).

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022 (800) 635-6859.

The Company is the holding company for First Federal Savings and Loan Association of Charleston, which operates 63 offices located in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and in Brunswick, New Hanover and Pender counties in coastal North Carolina offering banking and trust services. The Company also provides insurance and brokerage services through First Southeast Insurance Services, The Kimbrell Insurance Group and First Southeast Investor Services.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our ability to raise common capital, the amount of capital we intend to raise and our intended use of that capital. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, negative reaction to our public offering, unfavorable pricing of the offering and deterioration in the economy or our loan portfolio that could alter our intended use of the capital.

For additional information about First Financial, please visit our website at www.firstfinancialholdings.com or contact Dorothy B. Wright, Vice President-Investor Relations and Corporate Secretary, (843) 529-5931.